Exhibit 23.2

WEAVER AND TIDWELL LLP
24 Greenway Plaza, Suite 1800
Houston, TX  77046
Phone (713) 850-8787
Fax (713) 850-1673

Independent Registered Public Accounting Firm

Our auditors are Weaver and Tidwell, L.L.P, an independent registered public accounting firm. Our consolidated financial statements as of August 31, 2013 and 2012, and for each of the two years ended August 31, 2013 and 2012, and for the period from inception (July 22, 2008) to August 31, 2013 appearing in this prospectus have been audited by Weaver and Tidwell, L.L.P, independent registered public accounting firm, as set forth in their reports thereon, appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Weaver and Tidwell, L.L.P has been our independent registered public accounting firm since September 26, 2011. Weaver and Tidwell, L.L.P has confirmed to us that it has complied with the SEC’s rules on auditor independence.

Weaver and Tidwell, LLP

Houston, Texas
June 13, 2014